Exhibit 4.36

Dated 9 May 2008

PRIMELEAD LIMITED

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

NORDEA BANK FINLAND PLC, LONDON BRANCH

DnB NOR BANK ASA, LONDON BRANCH

as Lead Arrangers and Bookrunners

– and –

NORDEA BANK FINLAND PLC, LONDON BRANCH

as Guarantee Issuer, Agent

and Security Trustee

LOAN AND GUARANTEE FACILITY AGREEMENT

relating to a credit

facility of up to US$800,000,000

and a guarantee facility of up to NOK 5,000,000,000

Watson, Farley &Williams

London

INDEX

Clause		Page
1	INTERPRETATION	1

2	LOAN FACILITY	15

3	POSITION OF THE FINANCE PARTIES AND THE MAJORITY LENDERS	16

4	DRAWDOWN	17

5	INTEREST	18

6	INTEREST PERIODS	20

7	DEFAULT INTEREST	21

8	REPAYMENT AND PREPAYMENT	22

9	GUARANTEE FACILITY	24

10	REDUCTION OF GUARANTEE	24

11	SETTLEMENT OF BANK GUARANTEE	25

12	INDEMNITY OF THE BORROWER	25

13	CONDITIONS PRECEDENT	28

14	REPRESENTATIONS AND WARRANTIES	29

15	GENERAL UNDERTAKINGS	31

16	CORPORATE UNDERTAKINGS	34

17	SECURITY COVER	36

18	PAYMENTS AND CALCULATIONS	36

19	APPLICATION OF RECEIPTS	38

20	EARNINGS AND COLLATERAL ACCOUNTS	39

21	EVENTS OF DEFAULT	40

22	FEES AND EXPENSES	45

23	INDEMNITIES	47

24	NO SET-OFF OR TAX DEDUCTION	48

25	ILLEGALITY, ETC	49

26	INCREASED COSTS	50

27	SET-OFF	51

28	TRANSFERS AND CHANGES IN LENDING OFFICES	52

29	VARIATIONS AND WAIVERS	55

30	NOTICES	57

31	SUPPLEMENTAL	58

32	LAW AND JURISDICTION	59

SCHEDULE I	LENDERS AND COMMITMENTS	60

SCHEDULE 2A	GUARANTEE ISSUE REQUEST	61

SCHEDULE 2B	DRAWDOWN NOTICE	62

SCHEDULE 3	CONDITION PRECEDENT DOCUMENTS	63

SCHEDULE 4	TRANSFER CERTIFICATE	65

SCHEDULE 5	FORM OF COMPLIANCE CERTIFICATE	69

SCHEDULE 6	MANDATORY COST FORMULA	70

EXECUTION PAGE		60

THIS LOAN AND GUARANTEE FACILITY AGREEMENT is made on 9 May 2008

BETWEEN:

(1)	PRIMELEAD LIMITED, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	NORDEA BANK FINLAND PLC, LONDON BRANCH and DnB NOR BANK ASA, LONDON BRANCH, as Lead Arrangers and Bookrunners;

(4)	NORDEA BANK FINLAND PLC, LONDON BRANCH, as Guarantee Issuer; and

(5)	NORDEA BANK FINLAND PLC, LONDON BRANCH, as Agent and Security Trustee.

WHEREAS:

(A)	The Lenders have agreed, subject to the terms of this Agreement, to make available to the Borrower a term loan facility of up to US$800,000,000 to finance its acquisition of shares in the common stock of Ocean Rig ASA, listed on the Oslo BØrs for a price of up to NOK45 per share; to refinance an existing loan facility of up to US$260,000,000 with Nordea Bank Finland Plc, London Branch and to pay fees and expenses incurred in connection with such term loan facility and the guarantee facility referred to in Recital (B).

(B)	The Guarantee Issuer has agreed, subject to the term of this Agreement, to make available a guarantee facility of up to NOK5,000,000,000 to be issued as required by the Oslo BØrs in connection with a mandatory offer to purchase the remaining outstanding shares in Ocean Rig ASA.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement (including the Recitals):

“Account Security Deed” means a deed creating security in respect of the Earnings Account, the Dividend Account, the Cash Collateral Account and the Retention Account, executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders and the Guarantee Issuer may agree or require;

“Acquired Target Shares” means, on the relevant date, the aggregate of all Target Shares which have been purchased by the Borrower on or prior to such date;

“Adjusted Equity” means, as of any Compliance Date, the value of the stockholders’ equity of the Group determined on a consolidated basis in accordance with GAAP and as shown in the consolidated balance sheets for the Group in the Applicable Accounts, adjusted by adding or subtracting (depending on whether the same is positive or negative) any difference between:

(a)	the value of Total Assets determined on a consolidated basis in accordance with GAAP and as shown in such consolidated balance sheets; and

(b)	the Market Value Adjusted Total Assets;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the Borrower, the Lenders, the Guarantee Issuer, the Agent and the Security Trustee;

“Agent” means Nordea Bank Finland Plc, London Branch, in its capacity as agent for the Lenders under this Agreement and the other Finance Documents, acting through its office at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Applicable Accounts” means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows of the Group set out in the annual financial statements or interim financial statements of the Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrower is obliged to deliver to the Agent pursuant to Clause 15.6);

“Approved Broker” means each of Braemar Seascope Shipbrokers Ltd., H. Clarkson & Company Limited, Barry Rogliano Salles S.A., R.S. Platou Shipbrokers A.S., P.F. Bassoe AS, Arrow Sale & Purchase (UK) Ltd., Simpson Spence & Young, Fearnley AS and Maersk Shipbrokers;

“Availability Period” means, subject to the provisions of Clause 13.1, the period commencing on the date of this Agreement and:

(a)	in respect of Loans under the Loan Facility, ending on 31 August 2008 (or such later date as the Agent, with the authorisation of the Lenders, may agree with the Borrower); or

(b)	in respect of the issuing of the Bank Guarantee, ending on 30 June 2008 (or such later date as the Agent, with the authorisation of the Issuing Bank may agree with the Borrower); or

(c)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Guarantee” means the guarantee to be issued by the Guarantee Issuer in favour of the Beneficiaries in such form as the Guarantee Issuer shall agree or require;

“Beneficiaries” means all shareholders in Ocean Rig ASA accepting the mandatory offer in accordance with the terms and conditions of the Offer Document:

“Borrower” means PRIMELEAD LIMITED, a company incorporated in Cyprus whose registered office is at 10 Skopa Street, Nicosia, Cyprus (and any successor);

“Bulk Vessel” means a Fleet Vessel being a dry bulk Panamax, Handymax or Capesize vessel;

“Bulk Vessel Acquisition” means the purchase by a member of the Group, on arms-length commercial terms during the Security Period, of a Bulk Vessel;

“Bulk Vessel Disposal” means the sale by a member of the Group, on arms-length commercial terms during the Security Period, of a Bulk Vessel;

“Bulk Vessel Ledger Account” means the amount calculated on a rolling basis, commencing on the date of this Agreement, equal to the aggregate Purchase Equity in all Bulk Vessel Acquisitions less the aggregate Net Sales Proceeds in all Bulk Vessel Disposals;

“Business Day” means a day on which banks are open in London, Oslo and Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Cash Collateral Account” means the US Dollar cash collateral account in the name of the Borrower with the Agent in London designated “PRIMELEAD LIMITED - Cash Collateral Account” (or any other account which is designated by the Agent as the Cash Collateral Account for the purposes of this Agreement) and which is the Cash Collateral Account referred to in the Account Security Deed;

“Commitment” means, in relation to a Lender and to the Guarantee Issuer, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders and the Guarantee Issuer);

“Compliance Date” means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the Group prepares the consolidated financial statements which it is required to deliver pursuant to Clause 15.6);

“Contractual Currency” has the meaning given in Clause 23.5;

“Contribution” means, in relation to a Lender, the part of the Loans which is owing to that Lender;

“Corporate Guarantee” means the guarantee to be issued jointly and severally by DryShips and the Shareholders in favour of the Security Trustee in such form as the Lenders and the Guarantee Issuer shall agree or require;

“Corporate Guarantors” means, jointly and severally: (i) DryShips, and (ii) the Shareholders;

“Creditor Party” means the Agent, the Security Trustee, the Guarantee Issuer or any Lender whether as at the date of this Agreement or at any later time;

“Dividend Account” means the NOK dividend account in the name of the Borrower with the Agent in London, designated “PRIMELEAD LIMITED - Dividend Account” (or any other account which is designated by the Security Trustee as the Dividend Account for the purposes of this Agreement) and which is the Dividend Account referred to in the Account Security Deed;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Loan, the date requested by the Borrower for such Loan to be made, or (as the context may require) the date on which such Loan is actually made being not later than 31 August 2008 and “Initial Drawdown Date” means the first such date:

“Drawdown Notice” means a notice in the form set out in Schedule 2B (or in any other form which the Agent approves or reasonably requires);

“DryShips” means DryShips Inc., a corporation incorporated under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. and listed on the NASDAQ exchange in the United States of America,

“Earnings” means all dividends, interest and other moneys paid or payable after the date of this Agreement on all or any of the Ocean Rig Shares and all rights accruing at any time to or in respect of all or any of the Ocean Rig Shares (including, without limitation, put and call options, pre-emption rights and any proceeds of sale or other realisation of all or any part of the Ocean Rig Shares);

“Earnings Account” means the US Dollar account in the name of the Borrower with the Agent in London, designated “PRIMELEAD LIMITED - Earnings Account” (or any other account which is designated by the Agent as the Earnings Account for the purposes of this Agreement) and which is the Earnings Account referred to in the Account Security Deed;

“EBITDA” means, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Net Interest Expenses; and

(iii)	depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(b)	minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary gains not incurred in the ordinary course of business;

all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

“Event of Default” means any of the events or circumstances described in Clause 21.l;

“Existing Debt” means all amounts payable by the Borrower to fully discharge its liabilities and obligations under the Existing Loan Agreement and the Finance Documents (as therein defined) being, at the date of this Agreement, a principal amount of US$227,907,269 plus interest and all other amounts due thereunder;

“Existing Loan Agreement” means the loan agreement dated 17 December 2007, between Nordea Bank Finland Plc, London Branch as agent, lender and security trustee and the Borrower, under which a credit facility was made available to the Borrower of up to US$260,000,000 to finance the purchase of the Initial Shares in Ocean Rig ASA.

“Fair Market Value” means, the fair value of the Ocean Rig Shares, as determined in accordance with Clause 17.3;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the Ocean Rig Shares Pledge;

(e)	the Account Security Deed;

(f)	the VPS Account Pledges;

(g)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders or the Guarantee Issuer under this Agreement or any of the other documents referred to in this definition;

“Finance Party” means each of the Lenders and the Guarantee Issuer;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility (or any dematerialised equivalent) made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity for loss or otherwise or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means in relation to the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;

“Fleet Vessels” means together all of the vessels from time to time owned by members of the Group;

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“Group” means DryShips and its subsidiaries (whether direct or indirect and including, but not limited to, the Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee Expiry Date” means the date upon which all of the Guarantee Issuer’s liabilities and obligations under the Bank Guarantee are fully and irrevocably discharged;

“Guarantee Facility” means the guarantee facility of up to NOK5,000,000,000 referred to in Clause 9 under which the Guarantee Issuer will issue the Bank Guarantee in favour of the Beneficiaries;

“Guarantee Issue Date” means the date requested by the Borrower for the Bank Guarantee to be issued or (as the context requires) the date on which the Bank Guarantee is actually issued;

“Guarantee Issue Period” means the period commencing with the Guarantee Issue Date and ending on the Guarantee Expiry Date;

“Guarantee Issue Request” means a notice in the form of Schedule 2A (or in any other form which the Agent approves or reasonably requires);

“Guaranteed Obligations” means the actual and contingent, certain and future payment obligations owed by the Borrower to the Beneficiaries under the Offer Document and secured by the Bank Guarantee;

“Guarantee Price” means the US Dollar equivalent of the amount required by the Borrower to purchase the Mandatory Offer Shares;

“Initial Shares” means 51,778,647 shares in the common stock of Ocean Rig ASA purchased by the Borrower in December 2007;

“Interest Coverage Ratio” means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Group ending on the Compliance Date to (b) the Net Interest Expenses for that financial period (calculated on a trailing 12-months basis);

“Interest Period” means, in relation to a Loan, a period determined in accordance with Clause 6;

“Lender” means a bank or financial institution listed in the Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 28.15) or its transferee, successor or assign;

“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:

(a)	the rate for such period appearing on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page being designed by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms)) at or about 11:00 am (London time) on the Quotation Date for such period; or

(b)	if on such date no such rate is displayed, the arithmetic mean of the rate quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks’ offered rate for deposits of Dollars in an amount equal or approximately equal to the amount in respect of which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 am (London time) on the Quotation Date for such period;

“Liquid Funds” means, the aggregate of the Group’s consolidated (i) cash in hand; (ii) deposits in banks or financial institutions; (iii) debt securities rated AA/Aa2 or better by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc; or (iv) any other instrument approved by the Lenders, all of which shall be free of any Security Interest;

“Loan” means each of the advances drawn down by the Borrower under Clause 4 subject to consolidation or division under Clause 5.6;

“Loans” means the principal amount for the time being outstanding under the Loan Facility;

“Loan Facility” means the term loan facility of up to $800,000,000 referred to in Clause 2 under which the Lenders will severally make available the Loans to the Borrower;

“Majority Lenders” means Lenders, the aggregate of whose Commitments and Outstandings at any relevant time exceeds total 66.66 per cent. of the aggregate of the Total Commitments and the Total Outstandings provided however that during the Guarantee Issue Period the definition “Majority Lenders” shall be deemed to include the Guarantee Issuer and Outstandings shall include the Guarantee Obligations;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6;

“Mandatory Offer Shares” means all of the shares in the common stock of Ocean Rig ASA that are not held by the Borrower at the date the mandatory offer period commences under the Offer Document;

“Mandatory Offer Settlement Date” means the final date upon which the Borrower is required to settle payment for Mandatory Offer Shares purchased in accordance with the terms of the Offer Document.

“Margin” means, two and one eighth per cent (2.125%) per annum;

“Market Adjusted Equity Ratio” means, the ratio of the Adjusted Equity to the Market Value Adjusted Total Assets for the most recent financial period of the Group ending on the relevant Compliance Date;

“Market Value” means, in relation to each Fleet Vessel, the market value thereof calculated at any date by taking the arithmetic mean of two valuations each prepared: as at a date not more than 15 days previously; by an Approved Broker appointed by the Agent with the valuations being addressed to the Agent; with or without physical inspection of Fleet Vessel (as the Agent may require); on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer; free of any existing charter or other contract of employment; and after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale Provided that the Agent may obtain additional valuations from any Approved Broker to be prepared in accordance with this paragraph if, in the opinion of the Agent, circumstances require an additional valuation and the Market Value will be the arithmetic mean of all such valuations:

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Market Value of all Fleet Vessels and the Fair Market Value of the Ocean Rig Shares;

“Minimum Holding of Target Shares” means the minimum holding by the Borrower in the Target Shares referred to in Clause 13.l(e);

“Minimum Holding Purchase Price” means the US Dollar equivalent, at the relevant date, of the NOK amount paid by the Borrower to purchase the Minimum Holding of Target Shares;

“Negotiation Period” has the meaning given in Clause 5.10;

“Net Debt” means, Total Interest Bearing Liabilities less Liquid Funds;

“Net lnterest Expenses” means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

“Net Sales Proceeds” means the sales proceeds arising from each Bulk Vessel Disposal, net of any mandatory prepayment obligation to any financing bank or financial institution secured against the relevant vessel, together with sale commissions, costs and expenses, and in relation to the Fleet Vessels “Waikiki, Solana, Lacerta and Lanzarote, means forty per cent (40%) of the gross sales proceeds net of commissions;

“NOK” means the lawful currency for the time being of the Kingdom of Norway:

“Notifying Lender” has the meaning given in Clause 25.1 or Clause 26.1 as the context requires;

“Ocean Rig Shares” means the aggregate of the Initial Shares and all other shares in the common stock of Ocean Rig ASA, held by the Borrower in the VPS Account at any time and from time to time;

“Ocean Rig Shares Pledge” means the first priority pledge of all of the Ocean Rig Shares and any proceeds deriving therefrom including any dividends, bonus shares or other distributions (with the attached VPS Account Pledges) executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders and the Guarantee Issuer shall agree or require;

“Offer Document” means the mandatory offer document to be submitted by the Borrower to the Oslo BØrs by not later than 21 May 2008, in respect of a mandatory offer by the Borrower for the Mandatory Offer Shares;

“Outstanding Guarantee Amount” means the maximum amount for which the Bank Guarantee was issued less the aggregate amount of all reductions to the guaranteed amount which have been made in accordance with the provisions of Clause 10.1;

“Outstandings” means, in relation to a Lender and to the Guarantee Issuer at any time, the aggregate of the following amounts:

(a)	its liability (if any) for the Outstanding Guarantee Amount; and

(b)	its Contributions;

(and “Total Outstandings” means the aggregate of the Outstandings of all the Lenders and the Guarantee Issuer);

“Payment Currency” has the meaning given in Clause 23.5;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means

(a)	any Finance Document; and

(b)	any other document contemplated by or referred to in any Finance Document; and

any document which has been or is at any time sent by or to the Agent or the Security Trustee in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice and/or the lapse of time and/or the satisfaction of any condition and/or a determination of the Majority Lenders would constitute an Event of Default;

“Purchase Equity” means the equity invested by the Group in each Bulk Vessel Acquisition, being the purchase price net of any loans drawn down from banks or financial institutions at the time of and in relation to such acquisition and secured against the relevant Bulk Vessel;

“Purchase Price” means the US Dollar equivalent, at the relevant date, of the NOK amount paid by the Borrower to purchase Target Shares at a price per share not exceeding NOK45;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means, subject to Clause 28.16, the London branch of Nordea Bank Finland Plc, and the London branch of DnB NOR Bank ASA and any other bank which the Majority Lenders may from time to time approve to act in such capacity;

“Relevant Person” has the meaning given in Clause 21.10;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” means a repayment which is required to be made under Clause 8(a);

“Retained Equity” shall have the meaning referred to in Clause 16.6(a);

“Retention Account” means the US Dollar retention account in the name of the Borrower with the Agent in London designated “PRIMELEAD LIMITED - Retention Account” (or any other account which is designated by the Agent as the Retention Account for the purposes of this Agreement) and which is the Retention Account referred to in the Account Security Deed;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge or any other lien; and

(b)	any other arrangement of any kind having the effect of conferring security;

“Security Party” means the Corporate Guarantors, and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid and the Total Commitments have been reduced to zero;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 22, 23 or 24 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee, the Guarantee Issuer and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	the Bank Guarantee has been returned to the Guarantee Issuer by or on behalf of the Beneficiaries endorsed to the effect that it is cancelled;

“Security Trustee” means Nordea Bank Finland Plc, London Branch in its capacity as trustee for the Lenders under this Agreement and the other Finance Documents, acting through its office at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Settlement Amount” means, in relation to each demand made under the Bank Guarantee, the amount payable by the Guarantee Issuer to each of the Beneficiaries in respect of the Bank Guarantee;

“Settlement Date” means ,in relation to each demand made under the Bank Guarantee, the date on which payment of the Settlement Amount is due to each of the Beneficiaries in respect of the Bank Guarantee;

“Shareholders” means, Primelead Shareholders Inc., a corporation incorporated in the Marshall Islands which its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Target Shares” means the 118,596,333 of shares in the common stock of Ocean Rig ASA;

“Total Assets” means, as of any Compliance Date, the aggregate value of the total assets of the Group less intangible assets of the Group by reference to the latest financial statement of the Group in accordance with the Applicable Accounts;

“Total Interest Bearing Liabilities” means, as of any Compliance Date, the consolidated total amount of the interest bearing Financial Indebtedness of the Group;

“Transfer Certificate” has the meaning given in Clause 28.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Unutilised Funds” has the meaning referred to in Clause 16.6(b);

“VPS Account” means the account opened by the Borrower with the Norwegian Central Securities Depository in Norway (account number 06001.2096503) including, without limitation, all securities from time to time registered on that account);

VPS Account Pledges means the pledges (covering US$ and NOK liabilities respectively) to be entered into by the Borrower in favour of the Security Trustee in such form as the Lenders and the Guarantee Issuer shall agree or require and under which the Borrower shall pledge all of the Borrower’s rights title and interest in and to the VPS Account and all securities from time to time registered on that account.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 17, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained:

“document” includes a deed; also a letter or fax;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

In this Agreement:

(a)	references in Clause 1. I to a Finance Document or any other document being in agreed form are to a document in the form attached to a certificate dated the same date as or after this Agreement, which states that that form is the agreed form of the relevant document for the purposes of this Agreement, and which is signed by the Borrower and the Agent on behalf of the Security Parties and include references to that form with such modifications as the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.4 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2.	LOAN FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders agree to make available to the Borrower, during the Availability Period, a credit facility in an amount:

(a)	In respect of the Loan to be applied in repayment of the Existing Debt, the principal amount of the Existing Debt on the Initial Drawdown Date;

(b)	In respect of any Loan applied in relation to the purchase of any Target Shares (subject to the provisions of Clause 17.1(Minimum required security cover)), an amount (when aggregated with any Loans already advanced to purchase Target Shares) not exceeding the lesser of:

(i)	$572,092,731; or

(ii)	in respect of any Loan made prior to the Mandatory Offer Settlement Date, the Purchase Price paid for the Acquired Target Shares, less the Minimum Holding Purchase Price; or

(iii)	in respect of any Loan made on or after the Mandatory Offer Settlement Date, sixty per cent (60%) of the Purchase Price paid for the Acquired Target Shares.

2.2	Lenders’ participations in Loans. Subject to the other provisions of this Agreement, each Lender shall participate in each Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loans. The Borrower undertakes with each Creditor Party to use the Loans only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE FINANCE PARTIES AND THE MAJORITY LENDERS

3.1	Interests of Finance Parties several. The rights of the Finance Parties under this Agreement are several.

3.2	Individual Finance Party’s right of action. Each Finance Party shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee, any other Lender or the Guarantee Issuer as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lenders’ consent. Except as provided in clause 3.2, no Finance Party may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations Several. The obligations of the Finance Parties under this Agreement are several; and a failure of a Finance Party to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Finance Parties being increased; or

(b)	the Borrower, any Security Party, any other Lender or the Guarantee Issuer being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Finance Party have any responsibility for a failure of another Finance Party to perform its obligations under this Agreement.

3.5	Security Trustee as joint and several creditor.

(a)	The Borrower and each of the Creditor Parties agrees that the Security Trustee shall be the joint creditor together with each other Creditor Party of each liability and obligation of the Borrower towards any Creditor Party under any Finance Document, and that accordingly the Security Trustee will have its own independent right to demand performance by the Borrower of those liabilities and obligations. However, any discharge of any liability or obligation of the Borrower to one of the Security Trustee or another Creditor Party shall, to the same extent, discharge the corresponding liability or obligation owing to the other.

(b)	Without limiting or affecting the Security Trustee’s rights against the Borrower (whether under this paragraph or under any other provision of the Finance Documents), the Security Trustee agrees with each other Creditor Party (on a several and separate basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Creditor Party except with the consent of the relevant Creditor Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Finance Document (or to do any act reasonably incidental to any of the foregoing).

(c)	Subject to the provisions of this Clause 3.5, the Security Trustee holds any security created by a Finance Document in its name and the Security Trustee shall have full and unrestricted title to and authority in respect of that security, subject always to the terms of the Finance Documents.

4	DRAWDOWN

4.1	Request for Loan. Subject to the following conditions and the provisions of Clause 13.1, the Borrower may request a Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) three (3) Business Days’ prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the Loan or Loans shall not exceed the Total Commitments at any relevant time;

(c)	only five Loans shall be outstanding at any one time.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan or Loans and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan or Loans; and

(c)	the duration of the first Interest Period for each Loan; and

(d)	the purpose of each Loan.

4.4	Drawdown Notice irrevocable. The Drawdown Notice must be signed by an authorised signatory of the Borrower and, once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall make available to the Agent, on and with value on each Drawdown Date, the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Loans. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

A payment by the Agent under this Clause shall constitute the making of a Loan, and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on a Loan in respect of an Interest Period shall be the aggregate of the Margin, the Mandatory Cost (if any) and LIBOR for that Interest Period and the Agent shall calculate and confirm to the Borrower the Margin on the first day of each Interest Period, and such Margin shall apply until the next Interest Period, and in the absence of any such certification, the Borrower may request the Agent to provide the same and the Agent’s failure to notify the Borrower hereunder shall not affect the Borrower’s obligation to pay the appropriate interest at any time.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	the rate of interest for each Loan; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Changes to Interest Periods

(a)	Before determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to, or greater than, the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 5.5, it shall promptly notify the Borrower and the Lenders.

5.6	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans; and

(ii)	end on the same date,

those Loans will, unless the Borrower specifies to the contrary in its notification for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of that Interest Period.

(b)	Subject to Clause 4.2(c) if the Borrower requests in its notification for the next Interest Period that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts so specified (being an aggregate amount equal to the amount of the Loan immediately before its division) and each amount shall constitute a separate Loan and shall have separate Interest Periods.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on Reuters Page LIBOR01 and the Agent is unable, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loans (or, if the Loans have not been advanced, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during that Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during that Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before a Loan is made:

(a)	in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders’ obligations to make available the Loan; and

(b)	in a case falling within paragraph (c) of Clause 5.7, the Affected Lender’s obligation to participate in the Loan;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after a Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 15 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to such Loan during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Mandatory Cost (if any) and the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay the Loans and/or the relevant Loan or the Contribution of the Affected Lender at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loans and/or the relevant Loan, or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period for each Loan shall commence on the Drawdown Date in respect thereof and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clause 6.3 each Interest Period shall be:

(a)	1, (but subject to a maximum of 3 such 1 month Interest Periods in each year) 2, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of that Interest Period; or

(b)	3 months if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)	such longer period as the Agent may, with the authorisation of the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a Repayment Date, an Interest Period shall end on that Repayment Date.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 21.4, the date on which it became immediately due and payable.

7.2	Rate of default interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent, above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time;

(i)	LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to any Lender by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Lenders from such other sources as the Agent (after consultation with the Lenders) may from time to time determine.

7.4	Notification of interest periods and rates of default interest. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment of Facility. The Loans shall be repaid in accordance with the following provisions of this Clause 8.1 so that:

(a)	the Loans shall be repaid by up to eight (8) instalments beginning on the date falling three months after the Initial Drawdown Date and every three (3) months thereafter, with the first four (4) instalments being in the amount equal to the lesser of: (i) $75,000,000; and (ii) the principal outstanding balance of the Loans, the next three (3) instalments being in the amount equal to the lesser of: (i) $50,000,000; and (ii) the principal outstanding balance of the Loans and with one final “bullet” instalment (if any) being in an amount equal to the principal outstanding balance of the Loans.

(b)	in addition the amount for the time being of the Loans shall be reduced by the amount of any prepayment(s) and/or repayments required to be made under or pursuant to:

(i)	Clause 5.14 (Prepayment; termination of Commitments); or

(ii)	Clause 8.7 (Mandatory Prepayment of the Loans); or

(iii)	Clause 21.3 (Termination of Commitments); or

(iv)	Clause 25.3 (Illegality etc); or

(v)	Clause 26.6 (Increased Costs).

8.2	Repayment. The Borrower shall, on the final Repayment Date (being the date upon which an instalment is paid under Clause 8.l(a) which reduces the principal outstanding balance of the Loans to zero) additionally pay to the Agent for the account of the Creditor Parties all further amounts outstanding or payable under this Agreement and the other Finance Documents.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loans at any time.

8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment shall be at least $5,000,000 or a higher integral multiple of $5,000,000;

(b)	any prepayment shall be applied pro rata against each outstanding instalment.

(c)	the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(d)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.5	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy thereof;

8.7	Mandatory prepayments. The Borrower shall make mandatory prepayments of the Loans to the Agent in the event that:

(a)	the Borrower shall seek to sell or otherwise dispose of any of the Ocean Rig Shares in whole or in part (subject to the prior written consent of the Agent which shall not to be unreasonably withheld or delayed) then such sale or other disposal shall be on terms reasonably satisfactory to the Agent and, upon completion of such sale or other disposal, the Borrower shall prepay the Loans in an amount equal to the proceeds of such disposal, together with all costs and expenses; or

(b)	the Borrower shall have any Unutilised Funds standing to the credit of the Retention Account;

(c)	any Security Party issues equity, bonds or other unsecured debt then, upon completion of such issue, the Borrower shall prepay the Loans in an amount equal to the fifty per cent (50%) of the net proceeds of such issue; or

(d)	any dividend is declared by Ocean Rig ASA in respect of the Ocean Rig Shares, upon payment of such dividend, the Borrower shall prepay the Loans in an amount equal to such dividend, provided that, at the Borrower’s option, the Borrower may retain in the Dividend Account in NOK, or pay into the Retention Account in US Dollars, up to 50% of such dividend for application against regular repayments of principal or interest under the Loan Facility.

8.8	Amounts payable on prepayment. A prepayment shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 23 below or otherwise) in respect of the amount prepaid; and

(b)	if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 23.l(b);

but without premium or penalty.

8.9	Application of partial prepayment. No partial prepayment shall be made during the Availability Period unless the Loan Facility is fully drawn or the remaining Commitment cancelled and partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 on a pro-rata basis.

8.10	No reborrowing. No amount repaid or prepaid may be reborrowed.

9	GUARANTEE FACILITY

(a)	Availability of Guarantee Facility. Subject to the other provisions of this Agreement, the Guarantee Issuer agrees to make available to the Borrower, during the Availability Period, a guarantee facility in an amount not exceeding, at the Guarantee Issue Date, the lesser of:

(i)	NOK 5,000,000,000; or

(ii)	the aggregate of (A) One hundred per cent (100%) of the Guarantee Price and, (B) interest on the Guarantee Price for the Guarantee Issue Period at a rate of 12.25% p.a.(or the prevailing rate for late payment as stipulated in the Norwegian Act on Interest on Late Payments of 17 December 1976 No. 100);

9.2	Request for issue of Guarantee. Subject to the following conditions, the Borrower may make a request for the Bank Guarantee to be issued by ensuring that the Agent receives a completed Guarantee Issue Request not later than 11 a.m. (London time) two (2) Business Days prior to the intended Guarantee Issue Date.

9.3	Conditions. The conditions referred to in Clause 9.2 are that:

(a)	the Guarantee Issue Date has to be a Business Day during the Availability Period; and

(b)	the conditions precedent set out in Clause 13.1 have been satisfied;

(c)	the Agent must receive, together with the Guarantee Issue Request, a final draft of the form of the Bank Guarantee which the Guarantee Issuer is being requested to issue on the intended Guarantee Issue Date; and

(d)	the form of the Bank Guarantee has to be approved in writing by the Guarantee Issuer at least 2 Business Days prior to the intended Guarantee Issue Date and it must, without limitation to the generality of the foregoing, contain express provisions:

(i)	limiting the total amount payable by the Guarantee Issuer under it to a stated maximum amount in NOK; and

(ii)	stating that it shall expire or be reduced to zero not later than 6 August 2008 (or such later date as the Guarantee Issuer shall, in its discretion, agree) subject to any valid claims received under the Bank Guarantee prior to such date.

9.4	Notification to the Guarantee Issuer. Upon receipt of the Guarantee Issue Request, the Agent shall notify the Guarantee Issuer thereof and of the date on which the Bank Guarantee is to be issued.

10	REDUCTION OF GUARANTEE

10.1	Reduction of Outstanding Guarantee Amount. The Outstanding Guarantee Amount shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)	the Agent has received, on behalf of the Guarantee Issuer, a written confirmation from or on behalf of the Beneficiaries of the amount of such reduction and the written consent of the Oslo Stock Exchange; or

(b)	the Guarantee Issuer has notified the Agent in writing that (notwithstanding the absence of a written confirmation from the Beneficiaries) it is satisfied that its liability under the Bank Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of the Bank Guarantee irrevocably and unconditionally reduces in accordance with its terms: or

(d)	the expiry date of the Bank Guarantee elapses and the Agent, acting on the instructions of the Guarantee Issuer, has notified the Borrower in writing that it is satisfied that no claim or demand has been made, or may thereafter be made, under the Bank Guarantee.

11	SETTLEMENT OF BANK GUARANTEE

11.1	Notification of Settlement Amount. The Guarantee Issuer shall, immediately after receiving a demand from, or after being notified by, a Beneficiary that it is required to make payment under the Bank Guarantee, notify the Agent that such payment is due and of the Settlement Amount and the Settlement Date in respect thereof, and the Agent shall notify the Borrower.

11.2	Borrower’s settlement. The Borrower shall:

(a)	immediately after notification from the Agent under Clause 11.1, acknowledge to the Agent that it will reimburse the Settlement Amount; and

(b)	pay to the Agent, for the account of the Guarantee Issuer, the Settlement Amount in NOK on the Settlement Date.

11.3	Borrower’s failure to reimburse. If the Borrower fails to reimburse the Settlement Amount to the Agent, for the account of the Guarantee Issuer, on the Settlement Date pursuant to Clause 11.2, it shall pay to the Agent, for the account of the Guarantee Issuer, interest on the Settlement Amount from the Settlement Date to the date the Guarantee Issuer is reimbursed by the Borrower at the rate described in Clause 7 such interest to be compounded in accordance with Clause 7.6 and payable on demand.

12	INDEMNITY OF THE BORROWER

12.1	Borrower’s undertaking to indemnify. The Borrower agrees that it shall:

(a)	pay to the Agent, for the account of the Guarantee Issuer, upon demand by the Agent, an amount equal to each amount:

(i)	demanded from or paid by the Guarantee Issuer under the Bank Guarantee; and

(ii)	paid by the Guarantee Issuer to the Beneficiaries under Clause 12.8;

and which is not otherwise fully reimbursed, paid or repaid by the Borrower under this Agreement; and

(b)	indemnify, as a principal and independent debtor, the Guarantee Issuer on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Guarantee Issuer may incur, suffer or sustain in connection with or arising out of or in relation to the Guaranteed Obligations and/or the payment under or other performance of the Bank Guarantee.

12.2	Bank Guarantee payments. The Borrower:

(a)	irrevocably authorises the Guarantee Issuer to make any payment demanded from it pursuant to the Bank Guarantee if that demand is made in accordance with its terms;

(b)	accepts that any demand for payment made by a Beneficiary pursuant to the Bank Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Guarantee Issuer was liable to make payment under the Bank Guarantee and any payment which the Guarantee Issuer makes pursuant to any such demand shall be accepted by the Borrower as binding upon the Borrower; and

(c)	acknowledges and agrees that the Guarantee Issuer shall not, in any circumstances whatsoever, be liable to the Borrower in respect of any loss or damage suffered by the Borrower by reason of the Guarantee Issuer making a payment to a Beneficiary in connection with any payment demanded under the Bank Guarantee.

12.3	Continuing indemnities. The liabilities and obligations of the Borrower under the indemnities set out in Clause 12.1 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Guarantee Issuer under this Clause 12.3; and

(b)	subject to Clause 12.4, an absolute discharge or release of the Borrower signed by the Agent, acting on the instructions of the Guarantee Issuer;

and accordingly the Borrower shall not have, as regards those indemnities, any of the rights or defences of a surety.

12.4	Discharges. Any such discharge or release referred to in Clause 12.3, and any composition or arrangement which the Borrower may effect with the Guarantee Issuer, shall be deemed to be made subject to the condition that it will be void if any payment or security which any Creditor Party may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

12.5	No impairment. Without limiting the generality of Clauses 12.3 and 12.4, the Borrower shall neither be discharged from any of its liabilities or obligations under Clause 12.1 by, nor have any claim against any Creditor Party in respect of:

(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Guarantee Issuer made to the Borrower by any person; or

(b)	a Beneficiary and/or any Lender and/or the Agent and/or the Security Trustee and or the Guarantee Issuer releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrower, any Beneficiary or any other person; or

(c)	a Beneficiary and/or any Lender and/or the Agent and/or the Security Trustee and/or the Guarantee Issuer asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Borrower, any Beneficiary or any other person; or

(d)	a Beneficiary and/or any Lender and/or the Agent and/or the Security Trustee and/or the Guarantee Issuer (with or without the consent of the Borrower) making, whether expressly or by conduct, any variation to any Guaranteed Obligations or the Bank Guarantee; or

(e)	a Beneficiary and/or any Lender and/or the Agent and/or the Security Trustee and/or the Guarantee Issuer and/or the Borrower:

(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to a Beneficiary or the Guarantee Issuer or the Borrower or any other person in such manner as it or they think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrower and/or a Beneficiary relative to the Guaranteed Obligations or under this Agreement in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)	any assignment or transfer by a Beneficiary of, or any succession to, any of its rights relative to the Guaranteed Obligations or the Bank Guarantee.

12.6	Provision of cash collateral security. Forthwith upon, or at any time following:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	the service of a notice under Clause 21.2(a)(ii); or

(c)	the service of a notice of prepayment under Clause 5.14, Clause 25.2 or Clause 26.5;

then in any such circumstances the Agent on behalf of the Guarantee Issuer shall be entitled (but not obliged) to demand payment by the Borrower of, and the Borrower forthwith upon such demand shall pay to the Agent on behalf of the Guarantee Issuer for credit to the Cash Collateral Account, such amount as shall he the aggregate of:

(i)	any Settlement Amount then due from the Borrower to the Guarantee Issuer pursuant to Clause 11.2 and not reimbursed; and

(ii)	the Outstanding Guarantee Amount.

12.7	Application of cash collateral security. Subject always to the overriding provisions of Clause 19, moneys received by the Agent for the account of the Guarantee Issuer pursuant to Clause 12.6 shall be applied (as between the Borrower on the one hand and the Guarantee Issuer on the other) in the following manner:

(a)	firstly, in or towards payment of any Settlement Amount then due from the Borrower to the Guarantee Issuer pursuant to Clause 11.2 and not reimbursed;

(b)	secondly, in payment to an account or accounts of the Agent for application from time to time by the Agent (and the Borrower hereby irrevocably authorises the Agent so to apply any such moneys) in or towards payment of, or reimbursement to the Guarantee Issuer for, any amount which the Guarantee Issuer shall or may at any time and from time to time thereafter pay or be or become liable to pay to a Beneficiary under or pursuant to or in connection with the Bank Guarantee (including any amount payable under Clause 12.8); and

(c)	thirdly, in or towards payment of all other sums which may be owing to the Guarantee Issuer under or in connection with the Bank Guarantee.

12.8	Negotiation with Beneficiary. The Borrower:

(a)	irrevocably authorises the Agent (acting on the instructions of the Guarantee Issuer) to negotiate with any Beneficiary at any time after the occurrence of any Event of Default or Potential Event of Default with a view to arranging for the prepayment by the Guarantee Issuer, for the account of the Borrower, of any Guaranteed Obligations; and

(b)	agrees that at any time after the occurrence of any Event of Default or Potential Event of Default the Guarantee Issuer shall be entitled (but not, so far as the Borrower is concerned, bound) to pay to the Beneficiaries, in such manner and upon such terms as the Guarantee Issuer and the Beneficiary shall agree, any Guaranteed Obligations.

13	CONDITIONS PRECEDENT

13.1	Documents, fees and no default. Each Lender’s obligation to contribute to a Loan and the Guarantee Issuer’s obligation to issue the Bank Guarantee, is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, or the Guarantee Issue Request, the Agent receives the documents described in Schedule 3 Part A in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on the Guarantee Issue Date but prior to the issuance of the Bank Guarantee, and on the Drawdown Date but prior to the making available of the Loans, the Agent receives the documents described in Schedule 3 Part B in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on the Guarantee Issue Date the Existing Debt has been repaid;

(d)	that, on or prior to the Guarantee Issue Date and the Initial Drawdown Date, the Agent receives payment of all fees then due as referred to in Clause 22.1, it being understood that the guarantee fee referred to in Clause 22.1(a) is payable as a condition precedent to the advance of the Loans on the Initial Drawdown Date whether or not the Bank Guarantee has been or is to be issued;

(e)	that, prior to the earlier of the Initial Drawdown Date and the Guarantee Issue Date, the Borrower shall have deposited in the VPS Account not less than 47,438,533 shares in Ocean Rig ASA, representing forty percent (40%) of the Target Shares, free of any Security Interest other than Permitted Security Interests;

(f)	that at the date of the service of the Guarantee Issue Request or a Drawdown Notice and at the Guarantee Issue Date and any Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the issuance of the Bank Guarantee or the borrowing of the relevant Loan;

(ii)	the representations and warranties in Clause 14 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(g)	that, if the minimum security test set out in Clause 17.1 were applied immediately following the making of a Loan, the Borrower would not be obliged to provide additional security under Clause 17.2 or to prepay part of the Loans under Clause 17;

(h)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent, with the authorisation of the Majority Lenders, may request by notice to the Borrower prior to the relevant Drawdown Date; and

(i)	that, if the Loan relates to the purchase of any of the Target Shares, such Target Shares are deposited (or shall be transferred and deposited in a manner satisfactory to the Security Trustee) in the VPS Account free of any Security Interest other than Permitted Security Interests.

13.2	Waiver of conditions precedent - Loans. If the Majority Lenders, at their discretion, permit a Loan to be borrowed before certain of the conditions referred to in Clause 13.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent, with the authorisation of the Majority Lenders, specifies).

13.3	Waiver of conditions precedent - Bank Guarantee. If the Guarantee Issuer, at its discretion, agrees to issue the Bank Guarantee before certain of the conditions referred to in Clause 13.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Guarantee Issue Date (or such longer period as the Agent, with the authorisation of the Guarantee Issuer, specifies)

14	REPRESENTATIONS AND WARRANTIES

14.1	General. The Borrower represents and warrants to each Creditor Party as follows.

14.2	Status. The Borrower is duly incorporated and validly existing and is in goodstanding under the laws of Cyprus.

14.3	Share capital and ownership. The legal title and beneficial ownership of all of the issued share capital of the Borrower (10,000 registered shares of €1) is held by the Shareholders free of any Security Interest except Permitted Security Interests.

14.4	The legal title and beneficial ownership of all of the issued share capital of the Shareholders (500 registered shares of US20 par value) is held by Dryships free of any Security Interest.

14.5	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to purchase and own the Ocean Rig Shares;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow and grant any indemnities under this Agreement, and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party.

14.6	Consents in force. All the consents referred to in Clause 14.5 remain in force and nothing has occurred which makes any of them liable to revocation.

14.7	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in those Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations, enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

14.8	No third party Security Interests. Without limiting the generality of Clause 14.7, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

14.9	No conflicts. The purchase and ownership of the Ocean Rig Shares, the execution by the Borrower of each Finance Document to which it is a party, the request for the issue of the Bank Guarantee, the borrowing by the Borrower of the Loans and its compliance with each Finance Document to which it is a party, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

14.10	No withholding taxes. All payments which the Borrower is liable to make under this Agreement or any of the other Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

14.11	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

14.12	Information. All information which has been provided in writing to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 15.5 (Information provided to be accurate).

14.13	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

14.14	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clause 15.2 (Negative pledge).

14.15	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to, it and its business.

14.16	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loans, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

15	GENERAL UNDERTAKINGS

15.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

15.2	Negative Pledge. The Borrower will hold the legal title to, and the entire beneficial interest in, the Ocean Rig Shares and the Earnings free from all Security Interests other than Permitted Security Interests.

15.3	Disposal of Assets. The Borrower will not dispose of:

(a)	Any interest in the Ocean Rig Shares or the Earnings; or

(b)	all or any part of its other assets, except for full value.

15.4	Further capital investments. The Borrower will not make any material capital investments except for the purchase of the Target Shares.

15.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

15.6	Provision of financial statements and compliance certificates. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Group audited accounts of the Group prepared by a firm of accountants acceptable to the Agent;

(b)	as soon as possible, but in no event later than 90 days after the end of (i) each financial year of the Group and (ii) each financial quarter of each financial year of the Group, unaudited accounts of the Group certified as to their correctness by the chief financial officer of the Group as appropriate;

(c)	together with each set of financial statements referred to in paragraph (b), a compliance certificate signed by the chief financial officer or a director of the Group in the form set out in Schedule 5, duly completed and supported by calculations setting out in reasonable detail the materials underlying the statements made in such compliance certificate.

15.7	Form of financial statements. All accounts delivered under Clause 15.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

15.8	Shareholder notices. The Borrower will send to the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its shareholders.

15.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to purchase and own the Ocean Rig Shares;

(b)	for the Borrower to perform its obligations under any Finance Document to which the Borrower is a party; and

(c)	for the validity or enforceability of any Finance Document to which it is a party;

and the Borrower will comply with the terms of all such consents.

15.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

15.11	Notification of litigation. The Borrower shall procure that the Agent is provided with details of any legal or administrative action involving the Borrower, any Security Party, or the Earnings as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

15.12	Principal place of business. The Borrower will notify the Agent if it has a place of business in any jurisdiction which would require a Finance Document to which it is a party to be registered, filed or recorded with any court authority in that jurisdiction or if the centre of its main interests changes.

15.13	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

This Clause 15.13 does not affect the Borrower’s obligations under Clause 15.14.

15.14	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

15.15	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the Borrower, the Ocean Rig Shares or the Earnings; and

(b)	any other matter relevant to, or to any provision of, a Finance Document;

which may be requested by the Agent, the Security Trustee the Guarantee Issuer or any Lender at any time.

15.16	Tax filings. The Borrower will file or cause to be filed all tax returns required to be filed by the Borrower in all Pertinent Jurisdictions and shall procure all taxes shown to be due and payable on such returns or any assessments made against it are paid (other than those contested in good faith where such payments may be lawfully withheld) and where adequate reserves have been made for such payment should such tax be found to be payable.

15.17	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any Law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

16	CORPORATE UNDERTAKINGS

16.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 16 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

16.2	Maintenance of status. The Borrower will maintain its separate corporate existence under the laws of Cyprus.

16.3	Negative undertakings. The Borrower will not:

(a)	carry on any business other than the ownership of the Ocean Rig Shares or incur any liabilities or obligations other than as incurred in the cause of owning the Ocean Rig Shares; or

(b)	without the prior written consent of the Agent (which the Agent shall have the right to withhold at its entire discretion), pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	grant any Security Interest over the Ocean Rig Shares or the Earnings other than the Ocean Rig Shares Pledge;

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(e)	incur any Financial Indebtedness other than under the Loan Facility or the Guarantee Facility; or

(f)	open or maintain any account with any bank or financial institution except accounts with the Agent;

(g)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(h)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(i)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

16.4	Ocean Rig listing. The Borrower shall ensure that Ocean Rig ASA shall maintain its listing status on the Oslo Børs or if it is de-listed the Borrower shall ensure that Ocean Rig ASA is at all times a wholly owned subsidiary of the Borrower.

16.5	Financial Covenants. The Borrower shall ensure that, at all times throughout the Security Period:

(a)	the Market Adjusted Equity Ratio shall not be less than 30%

(b)	the Interest Coverage Ratio shall not be less than 3:1;

(c)	the Net Debt-to-EBITDA Ratio shall not exceed 5.00:1.00;

(d)	the Liquid Funds of the Group are not less than $50,000,000.

16.6	Bulk Vessel Purchases and Disposals. Commencing with the date of this Agreement and for the duration of the Security Period, the Borrower shall supply the Agent promptly with all the information necessary for the Agent to maintain the Bulk Vessel Ledger Account for the following purposes:

(a)	In the event that the Bulk Vessel Ledger Account is in deficit on the completion of the sale of a Bulk Vessel by a member of the Group, then the Borrower shall procure that an amount equal to such deficit (the “Retained Equity”) shall be paid on delivery into the Retention Account; and

(b)	subject to any other provisions of the Finance Documents, any Retained Equity may, at the request of the Borrower, he utilised by any member of the Group towards the Purchase Equity in any Bulk Vessel for a period of up to one hundred and eighty (180) days from the date upon which the Retained Equity was deposited in the Retention Account, after which date any such amount shall be designated as Unutilised Funds (“Unutilised Funds”); and

(c)	all amounts of Retained Equity credited to the Retention Account shall be applied by the Agent as set out in this Clause 16.6, or (if designated as Unutilised Funds) Clause 8.7(b) but shall not be available for application towards repayments of principal, interest or any other sums falling due from the Borrower to the Agent under this Agreement nor against monthly retentions under Clause 20.3.

17	SECURITY COVER

17.1	Minimum required security cover. Clause 17.2 applies if the Agent notifies the Borrower that:

(a)	the aggregate Fair Market Value of the Ocean Rig Shares; plus

(b)	the net realisable value of any additional security previously provided under this Clause 17;

is below 150 per cent. of the Loans.

17.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 17.1, the Borrower shall, within five Business Days after the date on which the Agent’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security in the form of additional shares in Ocean Rig ASA or any other security which, in the opinion of the Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Lenders, approve or require; or

(b)	prepay such part (at least) of the Loans as is equal to the shortfall.

17.3	Valuation of Ocean Rig Shares. The market value of the Ocean Rig Shares at any date is that shown by the quoted price (after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with a sale of such Ocean Rig Shares) at close of business on the previous Business Day on the Oslo Børs or in the event of such quotation being unavailable or if Ocean Rig ASA is de-listed then such valuation as the Agent shall reasonably determine by reference to the net asset value of the Ocean Rig Shares on the relevant date adjusted to take account of the current market value of any vessels or drilling rigs owned by Ocean Rig ASA.

17.4	Valuations binding. Any valuation of additional security under Clause 17.2 shall be binding and conclusive as regards the Borrower.

17.5	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 17.2(b).

18	PAYMENTS AND CALCULATIONS

18.1	Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	in respect of Dollar payments, by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in respect of Dollar payments, in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in respect of Norwegian Kronor payments, by not later than 11.00 a.m. (Oslo time) on the due date;

(d)	in respect of Norwegian Kronor payments, in same day NOK funds settled through the [Oslo Clearing House Interbank Payments System] (or in such other NOK funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(e)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent, any Lender or the Guarantee Issuer, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(f)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

18.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

18.3	Basis for calculation of periodic payments. All interest and commitment fees and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

18.4	Distribution of payments to Creditor Parties. Subject to Clauses 18.5, 18.6 and 18.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Guarantee Issuer or the Security Trustee shall be made available by the Agent to that Lender, the Guarantee Issuer or the Security Trustee (as the case may be) by payment, with funds having the same value as the funds received, to such account as the Lender, the Guarantee Issuer or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts which are due to the Lenders or the Guarantee Issuer generally shall be distributed by the Agent to each Lender and the Guarantee Issuer pro rata to the amount which is due to it and with all Secured Liabilities ranking pari passu.

18.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or to the Guarantee Issuer, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Guarantee Issuer under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Guarantee Issuer to pay on demand.

18.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Guarantee Issuer any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Guarantee Issuer until the Agent has satisfied itself that it has received that sum.

18.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower, a Lender, or the Guarantee Issuer without first having received that sum, the Borrower or (as the case may be) the Lender or the Guarantee Issuer concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

18.8	Agent may assume receipt. Clause 18.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

18.9	Creditor Party accounts. Each Creditor Party shall maintain an account or accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

18.10	Agent’s memorandum account. The Agent shall maintain a memorandum account or accounts showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee each Lender and the Guarantee Issuer from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

18.11	Accounts prima facie evidence. If any of the accounts maintained under Clauses 18.9 and 18.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party under this Agreement and the other Finance Documents.

19	APPLICATION OF RECEIPTS

19.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Agent, acting with the authorisation of the Majority Lenders, may specify by notice to the Borrower, the Security Parties and the other Creditor Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 19.l(a);

(c)	THIRDLY: in or towards satisfaction of any amount then due and payable by the Borrower to any Lender which has provided swap facilities to the Borrower in relation to the Loan Facility; and

(d)	FOURTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

19.2	Variation of order of application. The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 19.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

19.3	Notice of variation of order of application. The Agent may give notices under Clause 19.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

19.4	Appropriation rights overridden. This Clause 19 and any notice which the Agent gives under Clause 19.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

20	EARNINGS AND COLLATERAL ACCOUNTS

20.1	Payment of Earnings. The Borrower undertakes with the Lenders and the Guarantee Issuer to ensure that, throughout the Security Period, the Earnings are paid to the Dividend Account and not less than fifty per cent (50%) of such Earnings are forthwith transferred, at the current rate of exchange determined by the Agent for NOK into US$, to the Earnings Account or the Retention Account and applied in accordance with the provisions of Clause 8.7(d).

20.2	Release of Earnings. Until the occurrence of an Event of Default or a Potential Event of Default the Borrower shall be entitled to transfer amounts standing to the credit of the Earnings Account to the Retention Account for application against payment of principal, interest or any other any sums falling due from the Borrower to the Agent under this Agreement.

20.3	Monthly retentions. The Borrower undertakes with each Creditor Party to ensure that, one month after the Initial Drawdown Date on the same day of each following month during the Security Period, there is transferred to the Retention Account by either the Borrower, the Shareholders or Dryships:

(a)	not less than one-third of the amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loans which is payable on the next due date for payment of interest under this Agreement; and

the “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in each then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of each current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

20.4	Cash Collateral Account. The Borrower undertakes with the Agent and the Guarantee Issuer to open and maintain during the Guarantee Issue Period, the Cash Collateral Account and to maintain a credit balance in the Cash Collateral Account in an amount equal, on the relevant date, to not less than to forty per cent (40%) of the Guarantee Price less an amount equal to sixty per cent (60%) of the Minimum Holding Purchase Price;

20.5	Release from the Cash Collateral Account. In the event of the credit balance exceeding the amount required to satisfy the requirements of Clause 20.4, the Borrower shall, provided no Event of Default or Potential Event of Default has occurred and is continuing, be entitled to request consent from the Agent that such surplus be applied towards the purchase of the Target Shares or towards settlement of the purchase of any of the Mandatory Offer Shares.

20.6	Location of account. The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Dividend Account, the Earnings Account, the Cash Collateral Account and the Retention Account;

(b)	execute any documents which the Security Trustee specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any or all of the Dividend Account, the Earnings Account, the Cash Collateral Account and the Retention Account.

20.7	Debits for expenses etc. The Security Trustee shall be entitled (but not obliged) from time to time to debit the Dividend Account, the Earnings Account, the Cash Collateral Account or the Retention Account, upon giving prior notice to the Borrower, in order to discharge any amount due and payable to any Creditor Party under Clause 22 or 23 or payment of which any Creditor Party has become entitled to demand under Clause 22 or 23.

21	EVENTS OF DEFAULT

21.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or, if payable on demand, within 14 days of such demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)

any breach occurs by the Borrower or any Security Party of Clauses 13.2 (Waiver of conditions precedent), 15.2 (Negative pledge), 15.3 (No disposal of assets), 16.2 (Maintenance of Status), 16.3 (Negative undertakings), 16.4 (Ocean Rig listing), 16.5 (Financial Covenants) or 17.2 (Provision of additional security; prepayment) of this

Agreement, or any breach occurs by either of the Corporate Guarantors of Clauses 11.10 (Maintenance of status), 11.11 (No change of business, name or fiscal year end date), 11.12 (No merger etc.), 11.13 (Maintenance of ownership), 11.15 (Financial Covenants) and 11.16 (Covenants) of the Corporate Guarantee; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Guarantee Issue Request or a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of $1,000,000 or more or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $1,000,000 or more (or the equivalent in another currency):

(i)	any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or an administration notice is given or filed in relation to a Relevant Person, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or one of the Corporate Guarantors which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(vi)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vii)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(viii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v), (vi) or (vii); or

(ix)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)	the Borrower or either of the Corporate Guarantors ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document to which it is a party or to comply with any other obligation which the Majority Lenders consider material under a Finance Document to which it is a party;

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	the Borrower ceases to be wholly and beneficially owned directly by the Shareholders or there is any change to the ultimate control of the voting rights attaching to the shares in the Borrower;

(k)	the Shareholders cease to be wholly and beneficially owned directly by DryShips or there is any change to the ultimate control of the voting rights attaching to the shares in the Shareholders;

(l)	the Borrower ceases to wholly and beneficially own directly the majority of the shares and majority control of voting rights in Ocean Rig ASA;

(m)	it appears to the Lenders that, without their prior written consent, a change has occurred after the date of this Agreement in the ultimate beneficial ownership of the shares of DryShips or in the ultimate control of the voting rights attaching to any of those shares as a consequence of which:

(i)	either the beneficial ownership in the shares or the voting rights in DryShips held by Entrepreneurial Spirit Foundation, of Heiligkreuz No.6, Postfach 484, FL-9490,Vaduz, Liechtenstein, controlled by Mr. George Economou beneficially (or by any other entity controlled by Mr. George Economou beneficially) has or have fallen or will fall to less than a twenty-five per cent (25%); or

(ii)	any shareholder, including any associated party or any party acting in concert with such shareholder, shall hold a greater beneficial ownership in the shares or voting rights in DryShips than that or those held by Entrepreneurial Spirit Foundation (or any other entity controlled by Mr. George Economou beneficially).

(n)	any consent necessary to enable the Borrower to own the Ocean Rig Shares or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(o)	any provision, which either the Majority Lenders or the Guarantee Issuer consider material, of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)

any other event occurs or any other circumstances arise or develop including, without limitation a change in the financial position, state of affairs or prospects of the Borrower or the Corporate Guarantors in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or one of the Corporate Guarantors is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

21.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender and the Guarantee Issuer to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loans, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	serve on the Borrower a notice that the provisions of Clause 12.6 (Provision of cash collateral security) have come into effect; and/or

(iv)	take any other action which, as a result of the Event of Default or any notice served under paragraphs (i), (ii) or (iii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

21.3	Termination of Commitments. On the service of a notice under Clause 21.2, the Commitments and all other obligations of each Lender and the Guarantee Issuer to the Borrower under this Agreement shall terminate.

21.4	Acceleration of Loans. On the service of a notice under Clause 21.2, the Loans, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

21.5	Demand for payment into the Cash Collateral Account. On the service of a notice under Clause 21.2, the sums payable by the Borrower under Clause 12.6 shall become immediately due and payable or, as the case may be, payable on demand.

21.6	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 21.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

21.7	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee, the Guarantee Issuer and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 21.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

21.8	Lenders’ rights unimpaired. Nothing in this Clause 21 shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Guarantee Issuer under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

21.9	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

21.10	Relevant Persons. In this Clause 21 a “Relevant Person” means the Borrower and/or any Security Party.

21.11	Interpretation. In Clause 21.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 21.l(g) “petition” includes an application.

22	FEES AND EXPENSES

22.1	Guarantee, arrangement, commitment, agency fees. The Borrower shall pay to the Agent:

(a)	a guarantee fee to the Agent for distribution to the Guarantee Issuer and an agency fee, as separately agreed between the Borrower, the Guarantee Issuer and the Agent;

(b)	on each of the date of this Agreement and the Drawdown Dates, the arrangement and other fees separately agreed between the Lead Arrangers and the Borrower to be payable to the Agent for distribution as agreed therein or at the discretion of the Lead Arrangers;

(c)	on the last day of each of March, June, September and December of each year, in respect of the period from (and including) the date of this Agreement until the earlier of (i) the date on which the Total Commitments shall have been drawn down and (ii) the expiry of the Availability Period, for the account of the Lenders, a commitment fee at a rate equal to thirty five per cent (35%) of the Margin per annum on the undrawn amount of the Total Commitments from time to time, for distribution among the Lenders as agreed by them; and

22.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent within ten days of its demand the amount of all reasonable expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

22.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lenders concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

22.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses and liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

22.5	Financial Services Authority fees. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

22.6	Certification of amounts. A notice which is signed by a duly authorised person on behalf of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

23	INDEMNITIES

23.1	Indemnities regarding borrowing and repayment of Loans. The Borrower shall fully indemnify the Agent and each Lender and the Guarantee Issuer on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loans or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loans under Clause 21;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

23.2	Breakage costs. Without limiting its generality, Clause 23.1 covers any claim, liability, expense or loss, including loss of a prospective profit, incurred by a Lender or the Guarantee Issuer:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender or the Guarantee Issuer concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

23.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, a Creditor Party, in any country, as a result of or in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter;

other than liability items which are shown to have been caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

23.4	Extension of indemnities; Without prejudice to its generality, Clause 23.3 covers any matter which would be covered by Clause 23.3 if any of the references in that Clause to a Creditor Party were a reference to the Agent or (as the case may be) to the Security Trustee.

23.5	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 23.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 23.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

23.6	Certification of amounts. A notice which is duly signed by an authorised signatory on behalf of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 23 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

23.7	Sums deemed due to a Lender or the Guarantee Issuer. For the purposes of this Clause 23, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender or the Guarantee Issuer shall be treated as a sum due to that Lender.

24	NO SET-OFF OR TAX DEDUCTION

24.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

24.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

24.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

24.4	Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 24.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment, but:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 24.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 24.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 24.4 shall be conclusive and binding on the Borrower and the other Creditor Parties in the absence of manifest error.

24.5	Exclusion of tax on overall net income. In this Clause 24 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

25	ILLEGALITY, ETC

25.1	Illegality. This Clause 25 applies if a Lender or the Guarantee Issuer (each a “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

25.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 25.1 which the Agent receives from the Notifying Lender.

25.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 25.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 25.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 and procure the release of the Guarantee Obligations.

26	INCREASED COSTS

26.1	Increased costs. This Clause 26 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

26.2	Meaning of “increased costs”. In this Clause 26, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 25.1 or by Clause 26.

For the purposes of this Clause 26.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

26.3	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 26.1.

26.4	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

26.5	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 26.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

26.6	Prepayment; termination of Commitment. A notice under Clause 26.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate (including the Mandatory Cost, if any) plus the Margin and/or procure release of the Guarantee Obligations.

26.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

27	SET-OFF

27.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

27.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 27.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

27.3	Sums deemed due to a Lender. For the purposes of this Clause 27, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

27.4	No Security Interest. This Clause 27 gives the Creditor Parties a contractual right of set off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

28	TRANSFERS AND CHANGES IN LENDING OFFICES

28.1	Transfer by Borrower. The Borrower may not without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights or obligations under any Finance Document.

28.2	Transfer by a Lender. Subject to Clause 28.4, a Lender (the “Transferor Lender”) may at any time after the Drawdown Date, at its own cost and with the prior consent of the Borrower (not to be unreasonably withheld or delayed), cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender. Notwithstanding the foregoing, no consent of the Borrower will be required for any such transfer to another Lender or to an affiliate of a Lender.

Any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will be dealt with separately in accordance with the Agency and Trust Deed.

28.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

28.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 28.3 on or before that date.

28.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, any other Lender, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

28.6	Lender re-organisation; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

28.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loans which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 and Clause 23, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

28.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 28.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

28.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

28.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and, each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

28.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender plus any legal expenses incurred by the Agent in connection with a transfer pursuant to this Clause 28.

28.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent, or notice to, the Borrower, any Security Party, any other Lender, the Agent or the Security Trustee and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

28.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

28.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

28.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

28.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

28.17	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office. If:

(a)	a Lender assigns or transfers any rights or obligations under the Finance Documents or changes its lending office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 23.1 in respect of any tax, Clause 24 or Clause 26, then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

29	VARIATIONS AND WAIVERS

29.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 29.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent acting with the consent and on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

29.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 29.1 applies as if the words “by the Agent acting with the consent and on behalf of the Majority Lenders” were replaced by the words “by the Agent acting with the consent and on behalf of, every Lender and the Guarantee Issuer”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment (but, for the avoidance of doubt, this change does not apply to a transfer by a Lender of part or all of its Commitment, to which only Clause 24 applies);

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3,4, 5.1, 19, 21 or 32;

(g)	a change to this Clause 29;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s or the Guarantee Issuer’s consent is required.

29.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 29.1 and 29.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

30	NOTICES

30.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

30.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	10 Skopa Street Nicosia Cyprus

Fax No. +357 227 61542

Att: Ms Yiannoula Georghiades

Copied to: DryShips Inc., Omega Building 80 Kifissias Avenue GR - 151 25 Amaroussion Athens Greece

Fax No. +30 210 8090575

Att: Mr Aristeidis Ioannidis

(b)	to a Lender:	At the address opposite its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent and/or the Security Trustee and/or the Guarantee Issuer	8th Floor, City Place House, 55 Basinghall Street London EC2V 5NB

Fax No.: + 44 20 7726 9102

Attn: Nordea Loan Administration

with a copy to:

Fax No. + 44 20 7726 9188

Att: Nordea Shipping London

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

30.3	Effective date of notices. Subject to Clauses 30.4 and 30.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

30.4	Service outside business hours. However, if under Clause 30.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 30.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

30.5	Illegible notices. Clauses 30.3 and 30.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

30.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

30.7	English language. Any notice under or in connection with a Finance Document shall be in English.

30.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

31	SUPPLEMENTAL

31.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party:

(a)	are cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

31.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

31.3	Counterparts. A Finance Document may be executed in any number of counterparts.

31.4	Third party rights. No person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

32	LAW AND JURISDICTION

32.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

32.2	Exclusive English jurisdiction. Subject to Clause 32.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

32.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 32.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

32.4	Process agent. The Borrower irrevocably appoints Ince Process Agents Ltd. (att: Mr. Michael Volikas, Partner) at their office for the time being, presently at 1 St. Katherine’s Way, London E1W lAY, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

32.5	Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.6	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

EXECUTION PAGE

BORROWER

SIGNED by for and on behalf of PRIMELEAD LIMITED in the presence of: Joanna Davey	) ) ) )

LENDERS, LEAD ARRANGERS AND BOOKRUNNERS

SIGNED by for and on behalf of NORDEA BANK FINLAND PLC, LONDON BRANCH in the presence of: Joanna Davey	) ) ) ) )

SIGNED by for and on behalf of DnB NOR BANK ASA, LONDON BRANCH in the presence of: Joanna Davey	) ) ) ) )

GUARANTEE ISSUER SIGNED by for and on behalf of NORDEA BANK FINLAND PLC, LONDON BRANCH in the presence of: Joanna Davey	) ) ) ) )

AGENT

SIGNED by	)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of: Joanna Davey	)

SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of: Joanna Davey	)